Exhibit 23.1

[KPMG Letterhead]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Enstar Group Limited:

We consent to the incorporation by reference in the registration statement No. 333-220889 on Form S-3 of our reports dated February 28, 2018, with respect to the consolidated balance sheets of Enstar Group Limited and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedules (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Enstar Group Limited and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Audit Limited
KPMG Audit Limited
Hamilton, Bermuda
July 20, 2018